Exhibit (20)(b)

The Lazard Funds, Inc.

Lazard Retirement Series, Inc.

Lazard Global Total Return and Income Fund, Inc.

(each, the “Fund”)

Power of Attorney

Each person whose signature appears below and who is a Director of each of the above-listed Funds hereby constitutes and appoints Mark R. Anderson, Shari L. Soloway and Jessica A. Falzone, and each of them, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities (until revoked in writing) to sign any and all Registration Statements of a Fund on Form N-1A or Form N-2, as applicable, or Form N-14 relating to the reorganization of Lazard Emerging Markets Strategic Equity Portfolio into Lazard Emerging Markets Core Equity Portfolio (including pre- and post-effective amendments thereto), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature			Title	Date

/s/ Nancy A. Eckl Nancy A. Eckl			Director	February 28, 2023

STATE OF TEXAS	)
	)	ss
COUNTY OF TARRANT	)

On February 28, 2023 before me, the undersigned, personally appeared the above-named individual personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that she executed the same in her capacities, and that by her signature on the instrument, the individual, or the person upon behalf of which the individuals acted, executed the instrument.

WITNESS my hand and official seal.

/s/ Taru Parekh
Notary Public